Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the following Registration Statements: (i) Registration Statement on Form S-3 (No. 333-             ); and (ii) Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-40876) and the related Prospectus of Sunoco, Inc. for the registration of debt securities, preference stock, common stock and warrants of Sunoco, Inc., and to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of Sunoco, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Sunoco, Inc. and subsidiaries, included in Sunoco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP